Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 (No. 333-183820) of our reports dated March 1, 2012, relating to the financial statements of IMRIS Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s annual report on Form 40-F for the year ended December 31, 2011 and to the reference to us under the heading "Interest of Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Winnipeg, Canada

October 2, 2012